Exhibit 3.53.1
CERTIFICATE OF MERGER
Pursuant to Section 18-209 of the Delaware
Limited Liability Company Act
MERGER OF
CASA/SIERRA CALIFORNIA ASSOCIATES LIMITED PARTNERSHIP
INTO
CASA/SIERRA CALIFORNIA ASSOCIATES, L.L.C.
     Casa/Sierra California Associates, L.L.C., a Delaware limited liability company, does hereby certify that:
     FIRST: The name and jurisdiction of formation of each of the constituent parties to the merger are as follows:

Name	Jurisdiction of Formation

Casa/Sierra California Associates
Limited Partnership	Illinois
Casa/Sierra California Associates, L.L.C.	Delaware
     SECOND: An agreement and plan of merger between the constituent parties to the merger has been approved and executed by each of the constituent parties to the merger.
     THIRD: The name of the surviving limited liability company is Casa/Sierra California Associates, L.L.C.
     FOURTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving limited liability company, the address of which is c/o Aviv Healthcare Properties Limited Partnership, 2 North LaSalle Street, Suite 725, Chicago, Illinois 60602.
     FIFTH: The merger shall be effective as of June 30, 2005.
     SIXTH: A copy of the agreement and plan of merger will be furnished by the surviving limited liability company, on request and without cost, to any member or partner of either constituent party.

     IN WITNESS WHEREOF, Casa/Sierra California Associates, L.L.C. has caused this Certificate of Merger to be duly executed as of June 22, 2005.

CASA/SIERRA CALIFORNIA ASSOCIATES, L.L.C.
By:	/s/ Samuel Kovitz
Samuel Kovitz, Authorized Person

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